                                                                    Exhibit 99.1

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MEDIA CONTACT:   JOHN FULLER              ANALYST CONTACT:       VERNON L. PATTERSON
                 216.689.8140                                    216.689.0520

KEY MEDIA                                 INVESTOR RELATIONS
NEWSROOM:        www.key.com/newsroom     INFORMATION:           www.key.com/ir
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FOR IMMEDIATE RELEASE

                NEWLY ELECTED KEYCORP CHAIRMAN HENRY L. MEYER III
                   UNVEILS ACTIONS TO SHARPEN STRATEGIC FOCUS,
                         ACCELERATE BUSINESS IMPROVEMENT

            BOARD DECLARES REGULAR CASH DIVIDEND OF $0.295 PER SHARE

Cleveland, May 17, 2001 - Following KeyCorp's (NYSE: KEY) Annual Meeting of Shareholders today, the company's Board of Directors elected CEO Henry L. Meyer III to the additional post of chairman as part of a planned management transition. Meyer was elected CEO in February. In addition, the company announced the election to the Board of Thomas C. Stevens, Key's chief administrative officer, who will fill the vacancy created by the retirement of Robert W. Gillespie.

     Beyond these actions, the Board approved a business plan that Meyer has developed since becoming CEO. Commenting on the plan, Meyer said, "As part of my transition to chief executive, I have a responsibility to move decisively to sharpen our strategic focus and business performance. In this respect, I am committed to:

- Accelerating Key's revenue growth by delivering our comprehensive portfolio of products and services to customers through a seamless, integrated sales process, which we call `1Key';
- achieving 100 percent of the savings generated from our ongoing PEG competitiveness initiative, which is expected to be fully implemented by early 2002, and converting this initiative into a corporate-wide, continuous process for improvement;
- re-emphasizing our commitment to our relationship-based activities, while avoiding high-risk, low-return businesses; and
- increasing our fee-based revenues to 50 percent of the company's total revenues within two to three years and to move that proportion higher thereafter."

     As part of Meyer's plan, the Board approved business actions that include exiting the auto leasing business; reducing Key's indirect lending activities; and eliminating non-relationship, credit-only transactions, particularly nationally syndicated and/or leveraged credits.

                                     -more-
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ADD ONE - KEY TO SHARPEN STRATEGIC FOCUS

     The company will over time reduce its total auto loan portfolio from $7 billion to approximately $3 billion. In view of the significant downsizing of the auto finance business, the company will writedown $150 million of goodwill associated with Key's 1995 acquisition of AutoFinance Group, and incur second quarter after-tax charges of $27 million for exit costs.

     Key is establishing a commercial run-off portfolio of approximately $2.7 billion in commitments in order to eliminate non-relationship lending in the leveraged financing and nationally syndicated businesses. Key will add approximately $300 million to its loan loss reserve to facilitate exiting and resolving these credits.

     As charge-offs or write-downs on this run-off portfolio are incurred over the next year or longer, Key will reduce the $300 million reserve set-aside for this portfolio without replenishing it. With respect to the remaining core portfolio, Key anticipates that it would incur net charge-offs of 55 to 70 basis points, in the current economic environment. As the economy recovers, this core charge-off rate will improve to 35 to 45 basis points.

     In addition, Key will incur a second quarter one-time after-tax charge of $23 million relating to an accounting change on retained interest in securitized assets.

     In total, Key expects to incur $402 million of after-tax charges in the second quarter. Of this amount, $150 million is the non-cash writedown of goodwill and $252 million relates to after-tax cash charges, identified as follows:

                     auto exit costs          $  27 million
                     loan loss reserves         189 million
                     accounting charge           23 million
                     miscellaneous               13 million

     Given these actions, Key estimates that it will report a second quarter after-tax loss of between $0.34 and $0.38 per share, and will earn between $1.43 and $1.53 per share for the year.

     "Our most immediate priority is to significantly and rapidly improve our financial performance," Meyer said. "These decisions allow us to do what we do best - build strong relationships with our customers by providing them with value-added products and services. Now that we have cleared the field of these issues, the fundamental progress we have made in streamlining the company and positioning it for improved profitability will become apparent."

     Following these actions, the Board reaffirmed its confidence in Key's future financial performance and strategic direction by declaring a regular cash dividend of $0.295 per share on its common stock. The dividend is payable June 15, 2001, to shareholders of record on May 29, 2001.

                                     -more-
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ADD TWO - KEY TO SHARPEN STRATEGIC FOCUS

     Cleveland-based KeyCorp is one of the nation's largest multiline financial services companies, with assets of approximately $86 billion. Key companies provide investment management, retail and commercial banking, retirement, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company's businesses deliver their products and services through facilities located in 46 states; a network of approximately 2,400 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,(R) that provides account access and financial products 24 hours a day.

NOTE TO EDITORS:

A live Internet broadcast of KeyCorp's conference call to discuss today's announcement can be accessed today through the Investor Relations section at www.Key.com/IR at 2:30 p.m. (EDT). The press release and conference slides will be posted at WWW.KEY.COM/IR. If you are unable to join the live conference call, or wish to hear a rebroadcast, access www.Key.com/IR and select "Presentations". A tape of the call will be available until 5:00 p.m., Friday, May 25.

For more information about Key, visit our Media Newsroom at www.key.com/newsroom.

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This news release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; continued softening in the economy which could materially impact credit quality trends and the ability to generate loans; failure of the capital markets to function consistent with customary levels; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; consummation of significant business combinations or divestitures; changes in law imposing new legal obligations or restrictions or unfavorable resolution of litigation; and changes in accounting, tax or regulatory practices or requirements.
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